Exhibit 10.1

September 22nd, 2009

James Sulat

[Address]

Dear Jim:

On behalf of Maxygen, Inc., I am pleased to extend to you this offer of employment with Maxygen in connection with your appointment by the Maxygen Board of Directors as Chief Executive Officer and Chief Financial Officer. Your employment with Maxygen is effective today, with your appointment as Chief Executive Officer and Chief Financial Officer to be effective as of October 1, 2009. Your position is a full-time, exempt position.

Your employment is subject to proof of your legal right to work in the United States, and to your completing the Immigration and Naturalization Service Employment Eligibility Verification Form I-9.

Compensation

If you accept this offer and begin employment, you will receive an initial salary of $43,793.33 per month (equivalent to $525,520 per year), payable in periodic installments on our regular paydays. In addition, starting with 2009, you will be eligible to receive a performance-based, discretionary, annual cash bonus with your target level of bonus being 50% with a range of from 0% to a maximum of 100% of your annualized base salary (typically paid out in January of each year or to be paid at the same time as annual bonuses are paid to other Maxygen employees), which will be awarded at the discretion of the Board of Directors. You must be employed by Maxygen on the date that the bonus is to be paid in order to be eligible for the bonus.

Equity Incentives

In connection with your employment with the Company as of today and your appointment as CEO and CFO, the Board of Directors has also granted you equity awards under Maxygen’s 2006 Equity Incentive Plan (the “2006 Plan”) consisting of (i) options to purchase 400,000 shares of Maxygen, Inc. common stock, (ii) 400,000 shares of restricted Maxygen, Inc. common stock and (iii) 353,259 contingent performance units (CPUs). The exercise price of the option will be the closing price of Maxygen common stock today (the date of grant).

Generally subject to your continuous service to Maxygen, the option and restricted stock award will vest as to 10% of the shares subject to each award on the first anniversary of the grant date, quarterly thereafter until the second anniversary of the grant date as to 20% of the shares subject to each award, quarterly thereafter until the third anniversary of the grant date as to 45% of the shares subject to each award, and quarterly thereafter until the fourth anniversary of the grant date as to the remaining 25% of the shares subject to each award; provided, however, that all shares subject to an award will immediately vest upon occurrence of a change in control or dissolution of the Company.

CPUs will vest on the earliest to occur of (i) a change in control of Maxygen, (ii) a corporate dissolution or liquidation of Maxygen, or (iii) the fourth anniversary of the grant date (the

“Settlement Date”), generally so long as you continue to provide services for Maxygen on a continuous basis from the grant date to the Settlement Date. The actual number of CPUs that will vest will be equal to any loss in value of your stock options following the grant date, taking into consideration all dividend payments or other distributions made to Maxygen’s stockholders following the grant date of the CPUs, since the options will not participate in any potential future dividends and distributions. The earned value of any CPU will be settled in shares of common stock of Maxygen. The value of any earned dividend payments or other distributions to shareholders that are attributable to CPUs will generally be settled in the form received by stockholders, although Maxygen retains the ability to settle in shares of common stock of Maxygen and/or cash. In the event your service with the Company is terminated for any reason prior to the Settlement Date, the Board will have the discretion to decide how to treat your CPUs. All unvested CPUs remaining following the Settlement Date will expire immediately.

Each of your equity awards will be subject to the terms and conditions of the 2006 Plan and will be conditioned on your acceptance of the applicable equity award agreement. Unless otherwise indicated in your award agreement, your stock option will be “non-qualified stock option” under IRS rules. Please consult your tax advisor for information as to how this definition may affect your personal financial situation.

Change of Control Arrangements

In connection with your employment with Maxygen, the Board also authorized and approved the terms of a change of control agreement to be entered into between you and Maxygen. The change of control agreement provides that, in the event of the termination of your employment without “cause” or your resignation with “good reason,” in each case within 18 months following a “change of control” (as each such term is defined in the change of control agreement), you will be entitled to receive (i) a lump sum payment equal to one year of your then-current base salary; (ii) continuation of your health benefits for up to 12 months; and (iii) the payment of your target bonus amount for the fiscal year in which your employment is terminated.

Household Goods Shipment Assistance

It is understood that it is not your intention, if you accept this job offer, to entirely move your personal residence to the San Francisco Bay Area at this time. However, it is understood that you may desire to ship some household goods to your residence located in San Francisco or to the Maxygen offices at this time, with the expectation that you will ship the remainder of your household goods sometime in the future. Maxygen agrees to reimburse you for these household goods shipments provided you are employed by Maxygen at the time the expenses are incurred and that such expenses are: (i) reasonably priced, (ii) approved-in-advance, (iii) submitted for reimbursement within 24 months of the start of your Maxygen employment, (iv) solely related to shipments from your New York residence to your San Francisco residence or to the Maxygen offices, and (v) not in excess of $100,000 in total.

Employee Benefits

As a fulltime employee, you will be eligible for the Maxygen employee benefit plans, including medical, dental, vision, long and short-term disability plans, life insurance, a 401(k) savings plan and our flexible time off plan that allows fulltime employees to accrue 20 days of flexible time off each year of employment. Additional details on the employee benefits plan will be provided to you.

Other Terms and Conditions of Employment

All employment with Maxygen is at will. Employment “at will” means that you are free to resign from your employment at any time, for any reason or no reason at all, with or without cause and with or without notice. Similarly, Maxygen may terminate your employment at any time for any legal reason, with or without cause and with or without notice. By accepting this offer of employment, you agree that your employment is at will, and acknowledge that no one, other than the Chief Executive Officer of Maxygen, has the authority to promise you, either orally or in writing, anything to the contrary. Any such agreement must be in writing and signed by both you and the Executive Chairman of the Board to be effective.

Employment with any other entity, or for yourself in competition with Maxygen, is not permitted. It is understood that you currently have Board roles and responsibilities with Momenta Pharmaceuticals, Inc. and Intercell AG and that you may continue in these roles. If you want to take on additional outside jobs or roles, you will need to discuss these opportunities with the Maxygen Board of Directors in advance so that they can determine if any actual or potential conflict of interest exists.

Our business requires all employees to be flexible in their ability to perform multiple tasks, and to accept changes in scheduling and duties to reflect shifting demands. By accepting this offer of employment, you agree that your title and compensation are subject to change, and that your job duties may change from time to time, as required by our business needs.

During the course of your employment, you may create, develop or have access to confidential information belonging to Maxygen, including trade secrets and proprietary information, such as technical and scientific research and/or protocols, customer and supplier information, business plans, marketing plans, unpublished financial information, designs, drawings, innovations, inventions, discoveries, specifications, software, source codes, and personnel information. You agree that as a condition of your employment with Maxygen, you will sign and comply with the Maxygen Confidential Information, Secrecy and Invention Agreement.

Arbitration of Disputes

You agree that, except as described below, any dispute relating to your employment or the termination of your employment with Maxygen shall be finally settled by binding arbitration in Palo Alto, California before a neutral arbitrator of the American Arbitration Association (“AAA”) under its National Rules for the Resolution of Employment Disputes. Claims subject to arbitration shall include, but shall not be limited to, claims under Title VII of the Civil Rights Act of 1964 (as amended) and other civil rights statutes of the United States, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, the California Fair Employment and Housing Act, the California Labor Code, and any other federal, state or local statute or regulation, and the common law of contract and tort. However, this agreement to arbitrate shall not apply to claims (a) for workers’ compensation, (b) for unemployment compensation or (c) injunctive relief arising out of or related to misappropriation of trade secrets or misuse or improper disclosure of confidential information, unfair competition or breach of any non-competition or non-solicitation agreement between you and Maxygen.

You understand that by this agreement, you and Maxygen are waiving your respective rights to trial by jury, and that judgment upon any arbitration award may be entered in any court having jurisdiction of the matter. Any controversy or claim subject to arbitration shall be waived and forever barred if arbitration is not initiated within one year after the date the controversy or claim first arose, or if statutory rights are involved, within the time limit established by the applicable statute of limitations. With regard to statutory claims, you and Maxygen will have the same remedies available in arbitration as those available had the claim been filed in a court of law, including, where authorized by statute, compensatory and punitive damages, injunctive relief and attorneys’ fees. Although Maxygen will pay all costs of the AAA and the arbitrator, you agree to pay all costs you would otherwise be required to pay were your claims litigated in a court of law, such as costs of your attorney, deposition transcripts and expert witness fees and expenses.

The terms described in this letter replace all prior agreements, understandings, and promises between Maxygen and you concerning the terms and conditions of your employment with the Company.

Jim, we are pleased to extend this offer of employment to you, and hope that your association with Maxygen will be successful and rewarding. Please indicate your acceptance of this offer by signing this letter below and returning the letter to me. A copy of the letter is enclosed for your records.

Sincerely,

Maxygen, Inc.

By:	/s/ Jim Shunk
Jim Shunk
Vice President, Human Resources

I understand and agree to the foregoing terms and conditions of employment with Maxygen, Inc.

/s/ James Sulat
James Sulat

September 22, 2009 / September 22, 2009
Date Start Date